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                                                                    EXHIBIT 11.1

                                 OMTOOL, LTD.
            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                           For the three     For the nine
                                                           months ended      months ended
                                                           September 30,     September 30,
                                                               1997              1997
                                                           -----------       -----------

Weighted average common stock outstanding
   during the period                                         8,947,370         6,564,361

Assumed conversion of outstanding preferred
   stock to common stock                                     1,254,509         2,442,991

Shares issuable from the assumed exercise of stock
   options, computed in accordance with the
   treasury stock  method                                    1,118,430           938,403

Dilutive effect of common and common equivalent
   shares issued subsequent to June 17, 1996,
   computed in accordance with the treasury
   stock method (1)                                                 --           152,903
                                                           -----------       -----------
Weighted average number of common and common
   equivalent shares outstanding                            11,320,309        10,098,658
                                                           ===========       ===========

Net income                                                 $   645,178       $ 1,349,074
                                                           ===========       ===========

Net income per common and common equivalent share          $      0.06       $      0.13
                                                           ===========       ===========
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(1)  Pursuant to SEC Staff Accounting Bulletin No 83, common and preferred stock, and stock options issued at prices below an assumed initial public offering price of $9.00 per share during the twelve month period immediately preceding the initial filing date of the Company's Registration
     Statement for its initial public offering have been included as outstanding for all periods. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.